Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2007 Third Quarter Earnings

IRVINE, Calif., October 23, 2007 — Epicor Software Corporation (Nasdaq: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its third quarter ended September 30, 2007. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

Total 2007 third quarter revenues were $103.1 million, an increase of approximately 8% when compared to total revenues of $95.7 million in the 2006 third quarter. 2007 third quarter GAAP net income increased 49% to $8.1 million, or $0.14 per diluted share, compared to $5.4 million, or $0.10 per diluted share in the 2006 third quarter. The 2007 third quarter tax rate was 36.4%. The Company’s actual cash tax rate for the 2007 third quarter was approximately 10%.

2007 third quarter non-GAAP net income increased approximately 19% to $12.7 million, or $0.22 per diluted share, compared to non-GAAP net income of $10.7 million, or $0.19 per diluted share, in the 2006 third quarter. In addition to excluding amortization and stock-based compensation expense, non-GAAP earnings for the 2007 third quarter also excludes restructuring charges resulting from the Company’s reduction in operating costs as announced in July 2007, all net of tax.

Epicor chairman and CEO George Klaus commented, “We had a solid overall quarter, with GAAP and non-GAAP EPS landing within the ranges of our previously provided guidance and our consulting and maintenance organizations continuing to post record quarterly revenues. Additionally, we continued to drive strong cash flow from operations of more than $20 million in the third quarter, which brings our total cash flow from operations for the first nine months of 2007 to more than $40 million. We also began to deliver on our adjusted EBITDA improvement expectations, with third quarter adjusted EBITDA of 17.6% increasing 330 basis points over first half 2007 adjusted EBITDA of 14.3%. These positive results were somewhat offset by software

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revenues that did not meet our previously provided expectations for year-over-year growth, as well as additional volatility in our low margin hardware business.

“Having grown software revenues organically by approximately 20% in last year’s third quarter, we knew we were faced with a very difficult year-over-year comparison,” Klaus said. “The continuing strong growth in our worldwide pipelines firmly supported our expectations for 2007 third quarter software revenue growth of 10% to 13%, as provided in July, however, we did not close the deals forecasted to reach this goal and software license revenue grew year-over-year by approximately 1%.

“While we are disappointed in our less than expected software license revenue growth,” Klaus said, “we strongly believe these results are not due to reduced demand, lack of market momentum or increased competition. Rather, we believe that our continued success moving up market has led to a lengthening in the sales cycle. With larger and more complex transactions in bigger companies playing a more prominent role in our pipelines and in our quarterly results, our near-term ability to precisely forecast the timing of expected opportunities closing has been impacted as we adjust and realign our pipeline metrics to this change.

“While we are confident that continuing to move up-market is very positive from a business standpoint,” Klaus continued, “it has become apparent that our sales team is encountering a more customer-driven sales cycle. In the past, our teams were able to close orders within Epicor’s timeframe, which led to excellent forecasting. Presently, and as we experienced in the most recent two quarters,” Klaus said, “a greater percentage of our pipeline consists of larger opportunities in larger companies resulting in a shift of order-close timing away from Epicor’s traditional timeframes to one that requires additional internal steps and sign-offs by the customer, which are more difficult for Epicor to influence or control.

“We have identified the need across our organization for a higher degree of precision in forecasting the timing of the close of larger opportunities and have put the processes in place to do so,” Klaus said. “Adjusting our forecasting methodology for the larger opportunities in our pipeline does not create an immediate fix, as this change moves the expected close of these orders out throughout our license pipelines. As such, we expect that our year-over-year software growth rates will be affected for the next one or two quarters. Our pipelines are larger than they have ever been and we have a highly skilled sales team that is rapidly adjusting to these new forecasting metrics.

“Looking over the longer term,” Klaus said, “Epicor has demonstrated strong organic software revenue growth rates that have averaged approximately 12% over the past six quarters. Even though we have taken what we believe is a prudently conservative approach to our fourth quarter guidance, which has reduced our 2007 full-year financial expectations, we still

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expect to report a very good year with total revenue expected to increase by approximately 10% year-over-year and non-GAAP EPS expected to increase by 12% to 14% versus the 2006 full-year.

“Our expectations for 2008 illustrate our belief that adjusting our pipelines to reflect different forecasting for larger opportunities is a short-term issue. We believe we remain prudently conservative in projecting year-over-year software license growth in 2008 of 8% to 10%,” Klaus said. “We currently expect to continue to experience strength across all areas of our business, with total revenue for the 2008 year expected to grow 9% to 11% and continued operating leverage driving a 14% to 19% increase in 2008 non-GAAP EPS versus expected 2007 results.”

2007 Third Quarter Revenue by Segment

Software license revenue was $24.1 million for the 2007 third quarter, up slightly when compared to software license revenue of $23.9 million in the same period in the prior year. Neither the Americas nor International stood out in regards to software license sales, with each experiencing minimal growth.

Consulting revenue was up significantly in the 2007 third quarter to $32.8 million, an increase of 26% when compared to consulting revenues of $26.0 million in the 2006 third quarter. 2007 third quarter consulting revenue continues to be bolstered by undertaking larger engagements and an uptake in the Company’s strategic objective to provide additional professional services, such as managed services and hosting.

Maintenance revenue for the 2007 third quarter also continued to experience solid growth, with 94% customer retention driving record maintenance revenues of $40.1 million, up approximately 6% when compared to maintenance revenues of $38.0 million in the 2006 third quarter.

Hardware and other revenue for the third quarter was $6.1 million, down from $7.8 million in the prior year’s third quarter. The Company said the roll out of a few hardware orders that were expected to be completed in the third quarter were extended into the future quarters, which caused third quarter hardware revenue to be approximately $2 million below previously provided expectations.

Balance Sheet Summary

The Company’s balance sheet at September 30, 2007 included cash and cash equivalents and short-term investments of $217.0 million, which benefited from strong cash flow from operations of more than $20 million during the quarter. The Company’s total long-term

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debt balance as of September 30, 2007 was $230.4 million, consisting primarily of the $230 million obligation to holders of the Company’s convertible bonds.

At the end of the 2007 third quarter, net accounts receivable was approximately $84.4 million. Days sales outstanding (DSOs) was 75, up from 71 in the second quarter of 2007. Working capital increased to $203.6 million at the end of the 2007 third quarter, up from $189.8 million at the end of the 2007 second quarter. Deferred revenue was $64.9 million.

2007 Fourth Quarter and Full-Year Guidance

Based on resetting its expectations on the timing of larger orders closing, the Company is providing the following financial guidance for its 2007 fourth quarter: Specifically, total revenue for the 2007 fourth quarter is expected to be in the range of $110 to $112 million. Software license revenue for the 2007 fourth quarter is expected to be in the range of $30 to $31 million. Hardware revenue for the 2007 fourth quarter is expected to be approximately $5 million. The Company expects its 2007 fourth quarter GAAP net income to be in the range of $10 to $11 million. Non-GAAP earnings per share for the 2007 fourth quarter are expected to be in the range of $0.26 to $0.27. The Company’s current 2007 fourth quarter revenue expectations equate to expectations for 2007 full-year revenue of $420 to $422 million, an increase of 9% to 10% over 2006 full-year revenues of $384.1 million. The Company’s current 2007 fourth quarter non-GAAP earnings per share expectations bring expectations for 2007 full-year non-GAAP earnings per share to $0.83 to $0.84, an increase of 12% to 14% over 2006 full-year non-GAAP earnings per share. 2007 fourth quarter earnings per share expectations assume a weighted average share count of 58.5 million shares.

The Company’s 2007 fourth quarter and full-year non-GAAP earnings per share guidance excludes current expectations for full-year amortization of intangible assets of approximately $11.2 million and full-year stock based compensation expense of approximately $7.9 million, each net of tax. 2007 full-year non-GAAP earnings per share expectations assume a weighted average share count of 58.0 million shares. Expected earnings results presume an effective tax rate of approximately 36% for the 2007 fourth quarter and 36.5% for the 2007 full-year, with a cash tax provision of approximately 10% for the fourth quarter and 2007 year.

Full-Year 2008 Guidance

The Company is also issuing its 2008 full-year guidance for the first time. Total revenues for the 2008 year are expected to be $458 to $468 million, an increase of 9% to 11% over total expected 2007 full-year revenues. Full-year 2008 GAAP net income is expected to increase approximately 36% to 39% over expected full-year 2007 GAAP net income. Non-

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GAAP earnings per share for 2008 is expected to be between $0.96 to $0.99, an increase of 14% to 19% over expected 2007 full-year non-GAAP earnings per share. Software license revenue for the 2008 full-year is expected to increase 8% to 10% over expected 2007 full-year software license revenue.

The Company’s full-year 2008 non-GAAP net income guidance excludes current expectations for full-year amortization of intangible assets of approximately $10.6 million and full-year stock based compensation expense of approximately $7.8 million, each net of tax. Full-year 2008 non-GAAP earnings per share expectations assume a weighted average share count of 59.3 million shares. Expected earnings results presume an effective tax rate of approximately 37.0%, with a cash tax provision of approximately 11% for the 2008 year.

Conference Call Information

The Company will hold an investor and analyst conference call at 5:00 p.m. ET/2:00 p.m. PT on Tuesday, October 23, 2007.

When:	Tuesday, October 23, 2007
Time:	5:00 p.m. ET/2:00 p.m. PT
Dial in:	+1 (888) 802-2269 or outside the U.S. +1 (913) 312-1272
Conf ID:	Epicor 2007 Second Quarter Earnings Call

On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review third quarter earnings and the Company’s outlook for the 2007 fourth quarter and the 2008 full-year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the Company’s Web site.

About Epicor Software Corporation

Epicor, named one of FORTUNE magazine’s 100 Fastest-Growing Companies in 2006, is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of the Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor

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solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), tax rates, sales pipelines and opportunities, forecasting ability, target market, customer renewal rates, product release dates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measures. The Company uses a non-GAAP earnings measure and adjusted EBITDA in its public statements. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses this non-GAAP measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP earnings measure for 2006 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets and stock based compensation expense, each net of tax. The non-GAAP earnings measure for the first nine months of 2007 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets, stock based compensation expense, debt issuance fees write-off, restructuring charges and a gain from the sale of a non-strategic asset, each net of tax. The non-GAAP earnings measure for the 2007 third quarter used by the Company is defined to exclude the following charges: amortization of intangible assets, stock based compensation expense, and restructuring charges, each net of tax. Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes

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that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock based compensation. Management believes that it is appropriate to exclude the gain related to the sale of the Company’s Russia-based payroll bureau, because this additional income as a result of the asset sale is not related to the Company’s ongoing business operations. Finally, management believes it is appropriate to exclude the write-off of capitalized debt issuance costs that resulted from the Company’s pay-off of an outstanding term loan with proceeds from the convertible financing in May 2007 and the restructuring charges because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

The Company is also providing adjusted EBITDA, because the Company internally uses adjusted EBITDA measures for determining (i) compliance with certain financial covenants in its credit agreement and (ii) management incentive bonus, including vesting of certain nonvested share incentive awards. The adjusted EBITDA measures used for those purposes may differ from the EBITDA measure because additional items may be excluded from net income for purposes of calculating adjusted EBITDA. For example, restructuring charges, gain on sale of a non-strategic asset, write off of in-process research and development and foreign currency gains/losses may be required to be excluded from adjusted EBITDA under the terms of the Company’s credit agreements and/or management incentive plans. The adjusted EBITDA measure presented in this press release is defined as net income before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization, (iv) interest and other income, net, (v) gain on sale of a non-strategic asset and (vi) restructuring charges.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$215,700	$70,178
Short-term investments	1,333	—
Accounts receivable, net	84,438	83,965
Deferred income taxes	17,652	17,909
Inventory, net	5,690	4,885
Prepaid expenses and other current assets	6,329	7,587

Total current assets	331,142	184,524

Property and equipment, net	13,757	12,251
Deferred income taxes	21,797	19,836
Intangible assets, net	50,860	56,209
Goodwill	174,712	163,360
Other assets	12,518	5,710

Total assets	$604,786	$441,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,054	$14,298
Accrued expenses	48,242	50,919
Current portion of accrued restructuring costs	1,166	795
Current portion of long-term debt	105	1,102
Current portion of deferred revenue	63,946	63,726

Total current liabilities	127,513	130,840

Long-term debt, less current portion	230,354	98,273
Long-term portion of accrued restructuring costs	438	876
Long-term portion of deferred revenue	968	1,271
Long-term deferred income and other taxes	8,148	2,010

Total long-term liabilities	239,908	102,430

Stockholders’ equity:
Common stock	60	59
Additional paid-in capital	363,049	350,605
Less: treasury stock at cost	(13,771)	(10,895)
Accumulated other comprehensive income (loss)	553	(954)
Accumulated deficit	(112,526)	(130,195)

Total stockholders’ equity	237,365	208,620

Total liabilities and stockholders’ equity	$604,786	$441,890

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
License fees	$24,094	$23,892	$71,229	$67,199
Consulting	32,752	26,028	99,575	78,255
Maintenance	40,149	37,985	118,902	111,687
Hardware and other	6,105	7,805	20,429	22,589

Total revenues	103,100	95,710	310,135	279,730

Cost of revenues	46,284	41,402	141,340	121,197
Amortization of intangible assets	4,474	4,250	12,959	12,744

Total cost of revenues	50,758	45,652	154,299	133,941

Gross profit	52,342	50,058	155,836	145,789

Operating expenses:
Sales and marketing	18,300	17,332	55,745	48,755
Software development	9,129	8,615	27,379	25,791
General and administrative	12,800	13,750	42,634	39,072
Restructuring charges	985	—	1,207	—

Total operating expenses	41,214	39,697	126,965	113,618

Income from operations	11,128	10,361	28,871	32,171
Gain on sale of a non-strategic asset	—	—	1,579	—
Interest expense	(1,808)	(2,187)	(6,660)	(6,398)
Interest and other income, net	3,380	607	5,973	1,803

Income before income taxes	12,700	8,781	29,763	27,576
Provision for income taxes	4,623	3,357	10,962	10,505

Net income	$8,077	$5,424	$18,801	$17,071

Net income per share:
Basic	$0.14	$0.10	$0.33	$0.31
Diluted	$0.14	$0.10	$0.32	$0.30

Weighted average common shares outstanding:
Basic	57,310	56,030	57,008	55,800
Diluted	58,038	57,003	57,885	56,859

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$8,077	$5,424	$18,801	$17,071

Add back, net of tax:
Amortization of intangible assets	2,877	2,786	8,283	8,416
Stock-based compensation expense	1,120	2,475	6,026	4,375
Debt issuance fees write off	—	—	532	—
Restructuring charges	626	—	762	—
Gain on sale of a non-strategic asset	—	—	(997)	—

Non-GAAP earnings	$12,700	$10,685	$33,407	$29,862

Non-GAAP earnings per diluted share	$0.22	$0.19	$0.58	$0.53

Weighted average common shares outstanding:
Diluted	58,038	57,003	57,885	56,859

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total revenues	$103,100	$95,710	$310,135	$279,730

Net income	$8,077	$5,424	$18,801	$17,071
Income taxes	4,623	3,357	10,962	10,505
Interest expense	1,808	2,187	6,660	6,398
Amortization	4,524	4,511	13,119	13,594
Depreciation	1,548	1,361	4,545	4,137
Restructuring charges	985	—	1,207	—
Gain on sale of a non-strategic asset	—	—	(1,579)	—
Interest and other income, net	(3,380)	(607)	(5,973)	(1,803)

Adjusted EBITDA	$18,185	$16,233	$47,742	$49,902

Adjusted EBITDA percent of total revenues	17.6%	17.0%	15.4%	17.8%